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                                                                  EXHIBIT 10(y)
January 30, 2003

Metatec International, Inc.
7001 Metatec Boulevard
Dublin, OH 43017
Attn: Mr. Gary W. Qualmann, CFO


Re:      DVD Patent License Agreement


Dear Mr. Qualmann:

This letter agreement (the "Letter Agreement") is entered into between Metatec International, Inc. ("Licensee") and Toshiba Corporation ("Licensor"), under authorization of the members of the DVD Patent License Group (as defined in the DVD Patent License Agreement), and will amend and supplement the terms and conditions of the DVD Patent License Agreement entered into by Licensee and Licensor as of December 31, 2002 ("DVD Patent License Agreement").


1. Fifth whereas clause shall be hereby amended as follows:

     "WHEREAS, Licensee wishes to obtain a license under the DVD Patents to make, have made, use and sell the DVD Products;"

2. Paragraph 2.1 shall be hereby amended as follows:

     "Licensor hereby grants to Licensee and its Affiliates a non-exclusive, non-transferable license to make, have made, use, sell, import and otherwise dispose of DVD Products under the DVD Patents or any of their claims pursuant to the Conditions of Exhibit 3."

3. New Paragraph 2.2.A shall be added as follows:

     "Only one royalty payment shall be due for each individual DVD Product made, used, sold, imported or otherwise disposed of by Licensee, its Affiliates or its subcontractors."

4. Paragraph 6.2 shall be hereby amended as follows:

     "This Agreement and the rights granted hereunder shall be personal to Licensee and shall not be assignable, except to an Affiliate, the survivor of a merger with Licensee, or the acquirer of all or substantially all of Licensee's assets pertinent to the subject matter of this Agreement. Licensee's right to sublicense any rights granted hereunder shall be limited solely to the right to have a third party manufacture for Licensee DVD Products. Licensee shall, in all such cases, ensure that the third party undertakes to be bound by all of the terms of this Agreement. Licensee shall be solely responsible for ensuring such third party's compliance with the terms hereof."

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5. Paragraph 6.8 shall be hereby amended as follows:

     "Under no circumstances shall the Group, Licensor or members of the Group be liable to Licensee for any special, incidental, punitive or indirect damages or for any economic consequential damages (including lost profits, revenues and savings), even if advised in advance of the possibility of such damages. In addition, in no event shall the Group, Licensor, or members of the Group be liable for any third party claim against Licensee. Under no circumstances shall Licensee be liable to Licensor for any special, incidental, punitive or indirect damages or for any economic consequential damages (including lost profits, revenues and savings), even if advised in advance of the possibility of such damages. In addition, in no event shall Licensee be liable for any third party claim against Licensor."

6. Paragraph 2.1 of Exhibit 3 to the DVD Patent License Agreement shall be hereby amended as follows:

     "In consideration of the releases granted under Article 2.2 of this DVD Patent License Agreement, Licensee shall pay to Licensor US $228,598.64, which shall be calculated by applying the applicable royalty rates specified in Article 2.3 and 2.4 to the number of DVD Products sold by Licensee and its Affiliates prior to December 31, 2002 ("Back Royalty").

     (a) Licensee shall pay to Licensor twenty percent (20%) of the Back Royalty, which is US$45,719.73, within ten (10) days after the ,the signing of this agreement.

     (b) Licensee shall pay to Licensor twenty percent (20%) of the Back Royalty, which is US$ 45,719.73, by September 30, 2003,

     (c) Licensee shall pay to Licensor twenty percent (20%) of the Back Royalty, which is US$ 45,719.73, by March 31, 2004,

     (d) Licensee shall pay to Licensor twenty percent (20%) of the Back Royalty, which is US$ 45,719.73, by September 30, 2004,,

     (e) Licensee shall pay to Licensor twenty percent (20%) of the Back Royalty, which is US$45,719.73, by March 31, 2005"

7. Paragraph 2.3 of Exhibit 3 to the DVD Patent License Agreement shall be hereby amended as follows:

     "With respect to DVD Discs, the royalty payable shall be US $0.075 per disc made, sold or otherwise transferred, as may be applicable. Notwithstanding the foregoing, the royalty shall be US$0.06 per disc made, sold or otherwise transferred on or after January 1, 2001, and US$0.05 per DVD Disc made, sold or otherwise transferred on or after January 1, 2002. The royalty shall accrue when the disc is invoiced, or if not invoiced, when ownership or possession is transferred to another party. The royalties shall not be due on DVD Products that are returned by (and not paid for, or are credited to) customers of Licensee."

8. Paragraph 2.6 of Exhibit 3 to the DVD Patent License Agreement shall be hereby amended as follows:

         "Within forty-five (45) days after June 30 and December 31 of each year during the term of this Agreement and following the termination or expiration of this Agreement, Licensee hereby undertakes to submit to Licensor, even if Licensee makes no sales of DVD Products, a statement in writing setting forth with respect to the preceding semi-annual period:


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     (1)  The quantities of DVD Products manufactured (or manufactured for) and sold by Licensee and its Affiliates, for each product type of DVD Products in the case of DVD Players;

     (2) the trademarks or trade names used on or in connection with the DVD Products sold, if any; and

     (3)  a computation of the royalties due under this Agreement.

Licensee shall pay Licensor in the manner and to the account Licensor may indicate, and within ninety (90) days after the end of each semi-annual period, the royalty due hereunder. All royalties shall be calculated and paid, exclusive of any taxes or other levies (except withholding taxes imposed by the governing body of Licensee's domicile), which shall be borne by Licensee. With respect to withholding taxes imposed by the governing body of Licensee's domicile, Licensee shall pay such taxes and shall be entitled to deduct such taxes from royalties payable, so long as Licensee provides Licensor with a tax certificate (or equivalent document) evidencing such payment and/or obligation. Licensee covenants to pay such taxes in a timely and lawful manner. "

9. Paragraph 4 of Exhibit 3 to the DVD Patent License Agreement shall be hereby amended as follows:

     "Licensee and Licensee's Affiliates and Licensor agree that the royalty reports required under Article 2.6 of this Exhibit 3, including competitively sensitive information such as sales volume and selling prices of particular models of DVD Products contained in such royalty reports, shall be deemed Licensee's "Confidential Information" and shall be sent only to employees of Licensor who are involved in licensing and accounting activities and who are not involved in the business of selling or developing DVD Products. Such Confidential Information shall be kept confidential by said employees and shall not be disclosed by Licensor or its employees to members of the DVD Patent Licensing Group or to third parties to this Agreement. Notwithstanding the foregoing, Licensee agrees that members of the DVD Patent Licensing Group may have access to the information contained in such reports regarding the names of licensees, categories and model numbers of licensed products, total quantities of sales of such products and total royalties due under this Agreement. The information contained in the royalty statement shall be used for showing the compliance to the terms and conditions of this Agreement and for no other purpose."

10. Except as modified herein, the terms of DVD Patent License Agreement shall remain in full force and effect as provided therein. In the event of any conflict between the terms of this Letter Agreement and the DVD Patent License Agreement, the terms of this Letter Agreement shall take precedence.


Please confirm your acceptance of the terms of this Letter Agreement by countersigning below.


Very truly yours,

/s/ Yasuo Nishioka________________________
Yasuo Nishioka, Vice President
Strategic Partnership Division
Digital Media Network Company
TOSHIBA CORPORATION


Agreed and Accepted:

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Metatec International, Inc.

By: /s/ Gary W. Qualmann_______________________
         Gary Qualmann
         Chief Financial Officer
DATE: _____________________